EXHIBIT 10.08

FREEDOM US MARKETS

June 22, 2026

Dear Alexey,

We are thrilled to extend to you a full-time offer as Executive Director of the Product Management Department at Freedom US Markets. We are confident that your experience and expertise will make a significant contribution to our team and we look forward to welcoming you on board.

Duties; Schedule; Place of Work
In this role, you will report directly to Timur Turlov. You will be a full-time employee scheduled to work five days a week.
As this is a fully remote position, you will perform your duties from your home office or other approved remote work location in the State of California. The Company reserves the right to require your attendance at the Company's offices for meetings, training, or other business purposes upon reasonable advance notice. Any changes to your remote work arrangement will be communicated to you in writing.

Compensation
Your annual salary will be the gross amount of $365,000 (Three Hundred Sixty-Five Thousand Dollars per year), less withholdings for taxes and such other deductions required by law.
You will be classified as exempt under the federal Fair Labor Standards Act and California state law, which means you are not entitled to overtime pay for working more than 40 hours in a workweek or more than 8 hours in a workday.
Your salary will be paid on a bi-weekly basis in accordance with the Company's standard payroll schedule.

Benefits
You will be eligible for those fringe benefits the Company offers to similarly situated employees. The Company's fringe benefits currently include medical, dental, and vision insurance, basic life and AD&D insurance, short-term and long-term disability insurance, a 401(k) retirement savings plan with employer match, commuter benefits, flexible spending accounts, and a gym membership discount program. Full details of the benefits available to you will be provided prior to your first day of employment.
The Company reserves the right, in its sole discretion, to prospectively modify or terminate any of its benefits plans or programs from time to time and for any reason, to the extent permitted by applicable law.

Paid Time Off
The Company recognizes all NYSE holidays as paid holidays.
You will be eligible for paid vacation and sick leave in accordance with Company policy as the Company sets forth from time to time. The Company complies with all applicable California paid sick leave requirements including the California Healthy Workplaces Healthy Families Act.

At-Will Employment
Your employment with Freedom US Markets will be at-will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice, subject to applicable California law. However, as a professional courtesy and to support a smooth transition, we request that you provide at least two (2) weeks' written notice should you choose to resign from your position. Although the Company may modify your duties, title, compensation, and benefits from time to time, the at-will nature of your employment may only be altered through a written agreement signed by you and the Company's Chief Executive Officer.

California Specific Provisions
Confidentiality: You acknowledge that in the course of your employment you may have access to confidential and proprietary information of the Company. You agree to hold all such information in strict confidence and not to disclose it to any third party without prior written authorization from the Company. Please note that pursuant to

California law, confidentiality obligations do not apply to information that is generally known to the public or that you are required to disclose by law.
Outside Employment: While employed by the Company, you agree to devote your full professional efforts to your role. You agree to notify the Company of any outside employment or business activities that may create a conflict of interest.
Workers' Compensation: You will be covered by the Company's workers' compensation insurance in accordance with California law from your first day of employment.
California Family Rights Act (CFRA): You may be eligible for leave under the California Family Rights Act and other applicable California and federal leave laws. Details will be provided in the Company's employee handbook.

Miscellaneous
This offer supersedes any contrary representations that may have been made to you. This is the full and complete agreement between you and the Company concerning the terms of your employment.

We will provide you with your onboarding documents, system access credentials, and benefits enrollment information prior to your first day of employment with us.

This offer of employment is contingent upon the successful completion of a background check and any other pre-employment requirements as outlined by the Company.

Sincerely,
FREEDOM US MARKETS

By:
Aima Mahmood
Director, Human Resources

Freedom US Markets is an affiliate of Freedom Capital Markets (FCM), the investment banking and equity capital markets arm of Prime Executions, Inc., an NYSE/FINRA Member Firm.

Acceptance of Offer

I have read and understand all the terms of the offer set forth in this letter, and I accept each of those terms. I confirm that I am able to accept this job and carry out the work involved without breaching any legal restrictions on my activities, such as restrictions imposed by a former employer. I also understand and agree that my employment is at-will and, with the exception of a subsequent written agreement signed by an authorized Freedom US Markets representative, no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is Freedom US Markets' complete offer to me, and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

Dated: 6/25/2026
(Signature): /s/ Alexey Lee
Print Name: Alexey Lee